Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
JULY 27, 2007
CHEVRON REPORTS SECOND QUARTER NET INCOME OF $5.4 BILLION,
UP 24 PERCENT FROM $4.4 BILLION IN SECOND QUARTER 2006
•	Upstream earnings of $3.6 billion increase approximately $400 million from year earlier

•	Downstream profits increase $300 million to $1.3 billion

•	Corporate items in 2007 period include $680 million gain on sale of Dynegy stock and $160 million loss on debt redemption
     SAN RAMON, Calif., July 27, 2007 – Chevron Corporation (NYSE: CVX) today reported net income of $5.4 billion ($2.52 per share – diluted) for the second quarter 2007, compared with $4.4 billion ($1.97 per share – diluted) in the corresponding 2006 period.
     For the first half of 2007, net income was $10.1 billion ($4.70 per share – diluted), a 21 percent increase from $8.3 billion ($3.77 per share – diluted) in 2006.
Earnings Summary

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2007	2006	2007	2006

Income by Business Segment
Upstream – Exploration and Production	$3,639	$3,272	$6,546	$6,730
Downstream – Refining, Marketing and Transportation	1,298	998	2,921	1,578
Chemicals	104	94	224	247
All Other	339	(11)	404	(206)

Net Income*	$5,380	$4,353	$10,095	$8,349

* Includes foreign currency effects	$(138)	$(56)	$(258)	$(164)

     “Earnings and cash flows were strong in the second quarter,” said Chairman and CEO Dave O’Reilly. “Upstream profits increased approximately $400 million, mainly reflecting the absence of charges recorded in the 2006 period for uninsured costs associated with hurricane damages. Downstream earnings improved $300 million on higher margins for refined products.
     “We continued to make progress during the quarter in executing our key strategies,” O’Reilly added. “Capital and exploratory expenditures totaled $4.5 billion and included downstream investments to upgrade our refinery network.
     “Construction continued during the quarter at our El Segundo, California, refinery to enable processing of heavier crudes into light products such as gasoline and diesel,” O’Reilly said. “A similar project is under way at our 50 percent-owned refinery in South Korea, and both of these upgrades are expected to be completed by the end of this year.”
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     While these types of selective downstream investments are being made in areas of market strength, O’Reilly said the company is exiting certain other markets. Following the first-quarter sale of Chevron’s interest in a Netherlands refinery, the company announced an agreement to sell its fuels marketing businesses in Belgium, the Netherlands and Luxembourg and completed the sale of its fuels marketing business in Uruguay.
     Also during the second quarter, the company announced a common stock dividend increase of 11.5 percent and bought back $1.75 billion of its common shares.
UPSTREAM – EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production was 2.63 million barrels per day in the second quarter 2007, a decline of about 1 percent from the corresponding period in 2006, due mainly to the effect of the conversion of operating service agreements in Venezuela to joint-stock companies and lower production in the United States. Production increased between periods in Bangladesh, Angola, Azerbaijan and the United Kingdom.
     U.S. Upstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2007	2006	2007	2006

Income	$1,223	$901	$2,019	$2,115

     U.S. upstream income of $1.2 billion in the second quarter increased by $322 million from the year-ago period. The 2006 quarter included approximately $300 million of charges related to uninsured costs of damages from 2005 hurricanes in the Gulf of Mexico. Earnings in the 2007 quarter benefited from gains on asset sales, but these were offset by an increase in operating and depreciation expenses.
     The average sales price per barrel of crude oil and natural gas liquids was $57 in the second quarter 2007, a decrease of about $3 from the corresponding 2006 period. The average sales price of natural gas increased approximately 11 percent to $6.56 per thousand cubic feet.
     Net oil-equivalent production of 752,000 barrels per day decreased by 2 percent from the 2006 quarter. The net liquids component of production was up 1 percent to 468,000 barrels per day. Net natural gas production decreased 7 percent to approximately 1.7 billion cubic feet per day due mainly to normal field declines.
     International Upstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2007	2006	2007	2006

Income*	$2,416	$2,371	$4,527	$4,615

*Includes foreign currency effects	$(111)	$(96)	$(230)	$(219)
     International upstream earnings of approximately $2.4 billion were up 2 percent from the 2006 quarter. Although oil-equivalent production decreased from the year-ago period, sales volumes were higher due to the timing of cargo liftings in certain producing regions. The benefit to earnings from this
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increase in liftings was mostly offset by higher operating expenses and an increase in depreciation expense, largely asset write-down related.
     The average sales price for crude oil and natural gas liquids in the 2007 quarter decreased by less than $1 from a year earlier to $61 per barrel, while the average price of natural gas was 5 percent lower at $3.64 per thousand cubic feet.
     Net oil-equivalent production of 1,878,000 barrels per day decreased 1 percent from the year-ago period, mainly as a result of the October 2006 conversion of operating service agreements to joint-stock companies in Venezuela. Production increased in Bangladesh, Azerbaijan, Angola and the United Kingdom. The net liquids component of production decreased by 36,000 barrels per day to 1,326,000. Natural gas production was 3.3 billion cubic feet per day in the 2007 period, an increase of about 80 million from a year earlier.
DOWNSTREAM – REFINING, MARKETING AND TRANSPORTATION
     U.S. Downstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2007	2006	2007	2006

Income	$781	$554	$1,131	$764

     U.S. downstream earnings of $781 million increased $227 million from the 2006 quarter, due mainly to improved margins for refined products. This benefit was partially offset by an increase in costs for environmental remediation.
     Sales volumes for refined products increased 3 percent from the year-ago period to 1,506,000 barrels per day, primarily the result of stronger branded sales. Branded gasoline sales volumes of 630,000 barrels per day increased 3 percent between quarters. Refinery crude input was down 54,000 barrels per day, associated mainly with a planned crude-unit shutdown that started June 1 at the company’s El Segundo, California, refinery.
     International Downstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2007	2006	2007	2006

Income*	$517	$444	$1,790	$814

*Includes foreign currency effects	$(35)	$14	$(30)	$23
     International downstream earned $517 million in the 2007 quarter, an increase of $73 million from the year-ago period. The increase resulted mainly from improved margins for refined products, partially offset by higher operating expenses. Foreign exchange effects reduced earnings by $35 million in the 2007 period, vs. a $14 million benefit to income a year earlier.
     Total refined-product sales volumes of 1,956,000 barrels per day were 3 percent lower than last year’s second quarter, due mainly to the sale in March 2007 of the company’s interest in refining and related assets in the Netherlands. Refinery crude input was down 121,000 barrels per day, also related primarily to the sale of these refining assets.
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CHEMICALS

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2007	2006	2007	2006

Income*	$104	$94	$224	$247

*Includes foreign currency effects	$—	$(5)	$(1)	$(11)
     Chemical operations earned $104 million, compared with $94 million in the year-ago quarter. Earnings benefited from improved margins on sales of lubricant and fuel additives by the company’s Oronite subsidiary. This benefit was partially offset by lower margins on sales by the company’s 50 percent-owned Chevron Phillips Chemical Company LLC.
ALL OTHER

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2007	2006	2007	2006
Income (Charges) – Net*	$339	$(11)	$404	$(206)

*Includes foreign currency effects	$8	$31	$3	$43
     All Other consists of the company’s mining operations and power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies. Also included are results from the company’s investment in Dynegy Inc. until the time of its sale in May 2007.
     Income in the second quarter 2007 was $339 million, compared with net charges of $11 million in the year-ago period. This year’s quarter included a gain of $680 million related to sale of the company’s investment in Dynegy Inc. common stock, partially offset by a loss of $160 million related to the early redemption of Texaco Capital Inc. bonds and an increase in environmental remediation expenses for legacy-Texaco and -Unocal sites that had been closed or sold. The 2006 period included a gain from the redemption of Unocal debt.
SALES AND OTHER OPERATING REVENUES
     Sales and other operating revenues in the second quarter were $54 billion, up from $52 billion a year earlier. First-half 2007 sales and other operating revenues were $101 billion, down from $106 billion in the year-ago period. The decline for the first six months was associated with the impact of an accounting-rule change beginning in the second quarter 2006 that requires certain purchase and sale contracts with the same counterparty to be netted for reporting.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first six months of 2007 were $8.6 billion, compared with $7.4 billion in the corresponding 2006 period. The amounts included approximately $1.1 billion and $800 million, respectively, for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream projects represented 78 percent of the companywide total in 2007.
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NOTICE
Chevron’s discussion of second quarter 2007 earnings with security analysts will take place on Friday, July 27, 2007, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.
Chevron will issue a press release containing selected third quarter 2007 interim company and industry performance data and post the same information on its Web site on Tuesday, October 9, 2007, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” heading.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     This press release of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; government-mandated sales, divestitures, recapitalizations, changes in fiscal terms or restrictions on scope of company operations; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s 2006 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.
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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2007	2006	2007	2006
REVENUES AND OTHER INCOME
Sales and other operating revenues(1) (2)	$54,344	$52,153	$100,646	$105,677
Income from equity affiliates	894	1,113	1,831	2,096
Other income	856	270	1,844	387

Total Revenues and Other Income	56,094	53,536	104,321	108,160

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses(2)	39,051	38,054	72,228	78,294
Depreciation, depletion and amortization	2,156	1,807	4,119	3,595
Taxes other than on income(1)	5,743	5,153	11,168	9,947
Interest and debt expense	63	121	137	255
Minority interests	19	22	47	48

Total Costs and Other Deductions	47,032	45,157	87,699	92,139

Income Before Income Tax Expense	9,062	8,379	16,622	16,021
Income tax expense	3,682	4,026	6,527	7,672

NET INCOME	$5,380	$4,353	$10,095	$8,349

PER-SHARE OF COMMON STOCK
Net Income – Basic	$2.52	$1.98	$4.72	$3.79
– Diluted	$2.52	$1.97	$4.70	$3.77
Dividends	$0.58	$0.52	$1.10	$0.97

Weighted Average Number of Shares Outstanding (000’s)
– Basic	2,127,763	2,196,134	2,136,591	2,205,008
– Diluted	2,141,583	2,206,009	2,149,686	2,214,877

(1) Includes excise, value-added and similar taxes.	$2,609	$2,416	$5,023	$4,531
(2) Includes amounts in revenues for buy/sell contracts for periods prior to second quarter 2006; associated costs are included in “Purchased crude oil and products, operating and other expenses.”	$—	$—	$—	$6,725

CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)

INCOME BY MAJOR OPERATING AREA
(unaudited)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2007	2006	2007	2006
Upstream – Exploration and Production
United States	$1,223	$901	$2,019	$2,115
International	2,416	2,371	4,527	4,615

Total Exploration and Production	3,639	3,272	6,546	6,730

Downstream – Refining, Marketing and Transportation
United States	781	554	1,131	764
International	517	444	1,790	814

Total Refining, Marketing and Transportation	1,298	998	2,921	1,578

Chemicals	104	94	224	247
All Other (1)	339	(11)	404	(206)

Net Income	$5,380	$4,353	$10,095	$8,349

SELECTED BALANCE SHEET ACCOUNT DATA

	June 30, 2007	Dec. 31, 2006
	(unaudited)
Cash and Cash Equivalents	$11,216	$10,493
Marketable Securities	$887	$953
Total Assets	$139,606	$132,628
Total Debt	$8,189	$9,838
Stockholders’ Equity	$74,179	$68,935
CAPITAL AND EXPLORATORY EXPENDITURES (2)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2007	2006	2007	2006
United States
Exploration and Production	$970	$1,151	$1,890	$1,971
Refining, Marketing and Transportation	325	252	558	444
Chemicals	38	24	67	41
Other	133	108	396	154

Total United States	1,466	1,535	2,911	2,610

International
Exploration and Production	2,579	1,998	4,826	3,691
Refining, Marketing and Transportation	460	767	809	1,039
Chemicals	11	11	22	17
Other	—	—	3	2

Total International	3,050	2,776	5,660	4,749

Worldwide	$4,516	$4,311	$8,571	$7,359

(1) Includes the company’s interest in Dynegy prior to its sale in May 2007, mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Includes interest in affiliates:
United States	$40	$38	$72	$70
International	582	435	1,024	714

Total	$622	$473	$1,096	$784

CHEVRON CORPORATION — FINANCIAL REVIEW
OPERATING STATISTICS (1)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2007	2006	2007	2006
NET LIQUIDS PRODUCTION (MB/D):
United States	468	463	464	458
International	1,297	1,239	1,307	1,234

Worldwide	1,765	1,702	1,771	1,692

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,703	1,832	1,713	1,807
International	3,314	3,234	3,293	3,199

Worldwide	5,017	5,066	5,006	5,006

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D) (3)	29	123	31	130

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	752	768	750	759
International	1,878	1,901	1,887	1,897

Worldwide	2,630	2,669	2,637	2,656

SALES OF NATURAL GAS (MMCF/D):
United States	8,153	6,839	8,004	6,899
International	3,839	3,865	3,865	3,481

Worldwide	11,992	10,704	11,869	10,380

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	170	128	155	118
International	123	89	116	99

Worldwide	293	217	271	217

SALES OF REFINED PRODUCTS (MB/D): (5) (6)
United States	1,506	1,468	1,477	1,501
International	1,956	2,026	2,009	2,150

Worldwide	3,462	3,494	3,486	3,651

REFINERY INPUT (MB/D):
United States	881	935	805	937
International	942	1,063	1,006	1,073

Worldwide	1,823	1,998	1,811	2,010

(1) Includes interest in affiliates.
(2) Includes natural gas consumed on lease (MMCF/D):
United States	52	58	60	44
International	411	411	420	383
(3) Other produced volumes – International (MB/D):
Athabasca Oil Sands (Canada)	29	16	31	20
Boscan Operating Service Agreement (Venezuela); converted to an equity affiliate effective October 2006.	—	107	—	110

	29	123	31	130

(4) Oil-equivalent production is the sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) 2006 conformed to 2007 presentation.
(6) Includes volumes for buy/sell contracts (MB/D):
United States	—	—	—	53
International	—	—	—	49

Total	—	—	—	102